News from Arch Coal, Inc.
FOR FURTHER INFORMATION:
Deck S. Slone
Vice President, Government, Investor and Public Affairs
314/994-2717
FOR IMMEDIATE RELEASE
Arch Coal, Inc. Reports First Quarter 2010 Results
Adjusted EBITDA expands 14% versus the year-ago quarter
Company raises full year 2010 adjusted EPS guidance by 60%
2010 metallurgical coal sales expected to more than triple versus prior year
Earnings Highlights

	Quarter Ended
In $ millions, except per share data	3/31/10	3/31/09
Revenues	$711.9	$681.0
Income from Operations	32.2	38.6
Net Income (Loss)[1]	(1.8)	30.6
Fully Diluted EPS	(0.01)	0.21

Adjusted EBITDA[2]	$131.4	$115.0

1/-  Net income (loss) attributable to ACI.
2/-  Adjusted EBITDA is defined and reconciled under “Reconciliation of Non-GAAP Measures” in this release.
     ST. LOUIS (April 19, 2010) – Arch Coal, Inc. (NYSE: ACI) today reported a net loss of $1.8 million, or $0.01 per diluted share, in the first quarter of 2010, compared with net income of $30.6 million, or $0.21 per diluted share, in the prior-year quarter. First quarter 2010 results include the amortization of coal supply agreements acquired in the Jacobs Ranch transaction, which was completed on Oct. 1, 2009. Excluding this non-cash charge, first quarter 2010 adjusted net income was $5.0 million, or $0.03 per diluted share. The company also recorded adjusted earnings before interest, taxes, depreciation, depletion and amortization (“EBITDA”) of $131.4 million in the first quarter of 2010, a 14 percent increase versus the first quarter of 2009.
     “Effective cost control across all of our operations helped to offset soft domestic steam coal market conditions during the quarter just ended,” said Steven F. Leer, Arch’s chairman and chief executive officer. “Additionally, strong metallurgical coal markets dramatically increased profitability in our Central Appalachian region in the first quarter compared with a year ago.”
     First quarter 2010 revenues grew 4.5 percent versus the year-ago quarter on higher sales volume attributed to the addition of Jacobs Ranch. The increase in revenues was offset by higher non-cash costs, higher interest expense and a loss in the company’s trading function.

Cash flow from operations increased 63 percent over the same time period to reach $93.3 million, while quarterly capital expenditures totaled $32.0 million, the lowest level in six years.
     For full year 2010, Arch raised earnings guidance based upon an improving outlook for metallurgical and Powder River Basin coal sales. “Looking ahead, we expect improved results as we progress through 2010, particularly in the year’s second half,” said Leer. “We will benefit from an improved forward price curve for Powder River Basin coal and as we ramp up metallurgical coal sales in response to robust global steel market conditions.”
     The company also forecasts steady improvement in domestic steam coal markets during 2010. “A slowly improving industrial economy, more seasonal weather trends and continued coal supply declines, mainly in Central Appalachia, will allow generator stockpile levels to return to more normal levels in the back half of the year,” added Leer. “These trends should provide the catalyst for improvement in all of our domestic steam coal operations.”
Strategic Investments
     During the first quarter, Arch made select investments to expand its reserve position in the northern Powder River Basin and to expand its advanced coal technology portfolio. Specifically, Arch won the state of Montana’s coal lease of the Otter Creek Tracts for approximately $86 million, which is payable in one installment in April 2010. With this acquisition, the company now controls approximately 1.5 billion tons in Montana, including the Great Northern Properties coal lease that was secured in November 2009.
     Also in the first quarter, Arch announced plans to invest $3 million in ADA-ES, Inc., with $1 million to fund growth opportunities and $2 million as consideration for an exclusive license with ADA to provide environmental benefits for coals mined and marketed by Arch. In addition, Arch made a nominal investment to acquire a 35-percent equity interest in Tenaska’s Trailblazer Energy Center. Arch’s investment in Trailblazer will be staged over time as the project reaches key milestones, and Arch will act as the long-term fuel supplier for the proposed plant from its Powder River Basin operations in Wyoming.
     “We continue to lay the foundation for future organic growth by opportunistically amassing a sizeable reserve position in the northern Powder River Basin,” said Leer. “Furthermore, we are advancing our strategy of making small investments in clean energy technologies that make coal use more efficient and cleaner as well as expand markets for coal.”
Core Values
     Arch’s first quarter 2010 lost-time safety incident rate was 0.34 incidents per 200,000 hours worked, on par with the company’s record performance in the first quarter of 2009. Arch’s environmental compliance record in the first quarter of 2010 also matched its industry-leading performance from the year-ago quarter. In addition, eight subsidiary mines or facilities achieved a perfect record for both safety and environmental compliance in the quarter just ended.
     Arch also received several awards in the first quarter of 2010, highlighting its record safety performance during 2009. In particular, Mountain Laurel earned West Virginia’s top honor for the best safety performance among the state’s large underground coal mines. Furthermore, Wyoming named Black Thunder as the state’s safest coal mine and Coal Creek as the state’s second safest coal mine for each mine’s respective size category. Also, Coal-Mac and Mountain Laurel were awarded West Virginia’s Mountaineer Guardian Awards and West Elk was honored with a Colorado state safety award for achievements in employee safety last year.
     Additionally, Arch subsidiaries were recognized with several community outreach and environmental stewardship awards in the first quarter of 2010. Specifically, the company’s Thunder Basin subsidiary in Wyoming was named the recipient of the 2010 Public Outreach Award by the Interstate Mining Compact Commission (IMCC) for its multi-faceted educational efforts to effectively reach people in the local community, the state and the nation. The West Elk mine received two Colorado state environmental awards for its replacement of a U.S. Forest Service Road and for its proactive methods of reducing wastes. Lastly, Coal-Mac was honored by the state of West Virginia for its exemplary care in creating excellent wildlife habitat and in reducing its environmental impact on the mine’s surrounding community.
     “We are off to an outstanding start in 2010 in terms of safety and environmental performance, effectively building upon our record-breaking year in 2009,” said John W. Eaves, Arch’s president and chief operating officer. “While we are proud of our accomplishments and of the external recognition, we remain sharply focused on continuous improvement. Our goal is to operate the world’s safest and most environmentally responsible coal mines.”
Operational Results
     “Our consolidated operating margin per ton expanded 6 percent in the first quarter of 2010 versus the fourth quarter, helped by higher prices and lower costs in Central Appalachia and by continued cost improvement in the Powder River Basin,” said Eaves. “Going forward, we expect coal markets to continue strengthening, and we will remain disciplined in managing our controllable costs throughout the year to help further expand our operating margin.”

	Arch Coal, Inc.
	1Q10	4Q09	1Q09
Tons sold (in millions)	37.5	37.9	30.6
Average sales price per ton	$17.74	$18.01	$20.94

Cash cost per ton	$13.45	$13.86	$16.53
Cash margin per ton	$4.29	$4.15	$4.41

Total operating cost per ton	$15.80	$16.18	$18.90
Operating margin per ton	$1.94	$1.83	$2.04

Consolidated results may not tie to regional breakout due to rounding.
Above figures exclude transportation costs billed to customers.
Operating cost per ton includes depreciation, depletion and amortization per ton.
Amortization of acquired coal supply agreements not included in results.
Amounts reflected in this table exclude certain coal sales and purchases which have no effect on company results. For further description of the excluded transactions, please refer to the supplemental regional schedule that can be found at http://investor.archcoal.com.
     Consolidated first quarter 2010 operating margin expanded by $0.11 per ton compared with the fourth quarter of 2009. Average sales price declined $0.27 per ton while consolidated operating costs fell by $0.38 per ton over the same time period, primarily reflecting a larger percentage of Powder River Basin production.

	Powder River Basin
	1Q10	4Q09	1Q09
Tons sold (in millions)	30.6	30.1	23.1
Average sales price per ton	$11.64	$11.85	$13.25

Cash cost per ton	$9.33	$9.42	$10.65
Cash margin per ton	$2.31	$2.43	$2.60

Total operating cost per ton	$10.79	$10.85	$11.92
Operating margin per ton	$0.85	$1.00	$1.33

Above figures exclude transportation costs billed to customers.
Operating cost per ton includes depreciation, depletion and amortization per ton.
Amortization of acquired coal supply agreements not included in results.
     In the Powder River Basin, first quarter 2010 volumes increased slightly when compared with the fourth quarter of 2009, reflecting the full integration of Jacobs Ranch into Black Thunder. First quarter 2010 operating margin earned was $0.85 per ton compared with $1.00 per ton in the prior-quarter period. Average sales price declined $0.21 per ton in the first quarter of 2010 versus the prior-quarter period, reflecting a less favorable mix of customer shipments and lower pricing on contracted tons. Operating costs, excluding amortization of acquired coal supply agreements, declined $0.06 per ton over this same time period.

	Western Bituminous Region
	1Q10	4Q09	1Q09
Tons sold (in millions)	4.1	4.8	4.0
Average sales price per ton	$28.97	$29.38	$28.11

Cash cost per ton	$21.45	$19.47	$25.40
Cash margin per ton	$7.52	$9.91	$2.71

Total operating cost per ton	$26.38	$24.28	$30.33
Operating margin per ton	$2.59	$5.10	($2.22)

Above figures exclude transportation costs billed to customers.
Operating cost per ton includes depreciation, depletion and amortization per ton.
     In the Western Bituminous region, first quarter 2010 volumes declined roughly 700,000 tons when compared with the fourth quarter of 2009, reflecting weak market conditions and a longwall move in the region. Arch earned $2.59 per ton in operating margin in the region in the first quarter of 2010 compared with $5.10 per ton in the fourth quarter of 2009. Average sales price decreased $0.41 per ton over the same time period, due to a less favorable mix of customer shipments and limited open market sales in the quarter just ended, while operating costs rose by $2.10 per ton, consistent with lower volume levels and a longwall move in the quarter just ended.

	Central Appalachia
	1Q10	4Q09	1Q09
Tons sold (in millions)	2.8	3.0	3.5
Average sales price per ton	$68.43	$61.70	$63.47

Cash cost per ton	$47.20	$49.31	$45.22
Cash margin per ton	$21.23	$12.39	$18.25

Total operating cost per ton	$55.57	$56.58	$51.94
Operating margin per ton	$12.86	$5.12	$11.53

Above figures exclude transportation costs billed to customers.
Operating cost per ton includes depreciation, depletion and amortization per ton.
Arch acts as an intermediary on certain pass-through transactions that have no effect on company results. In addition, Arch services some legacy sales contracts by purchasing and supplying third-party coal and records offsetting revenue and expenses against a reserve established to account for these transactions. These transactions are not reflected in this table.
     In Central Appalachia, Arch earned $12.86 per ton in operating margin during the first quarter of 2010, more than doubling the fourth quarter 2009 performance. Average sales price increased nearly 11 percent over this same time period, reflecting a larger percentage of metallurgical coal shipments and higher pricing on metallurgical coal sales. First quarter 2010 operating costs declined $1.01 per ton versus the prior-quarter period, benefiting from a larger percentage of production from the company’s lowest cost mines in the region.
Coal Market Trends
     Arch expects coal markets to continue to strengthen throughout 2010. “Key drivers in domestic and international markets are helping to improve this year’s outlook for coal markets,” said Leer, “and we remain very bullish on coal’s long-term fundamentals.”
     In particular, power demand increased 2.6 percent through the second week of April, according to the Edison Electric Institute, while coal production declined 5.2 percent year-to-date, according to government estimates. Coal production is estimated to be down year-to-date in 2010 in both the eastern and western United States, with Central Appalachia declining 10 percent and the Powder River Basin declining 4 percent, based on current Energy Information Administration data.
     Continued regulatory challenges, reserve degradation and soft steam market conditions in Central Appalachia threaten to further reduce production. Arch forecasts 2010 production in that region to decline into the range of 160 million to 170 million tons. In addition, strength in the global steel sector is pulling high-quality steam coal into robust metallurgical coal markets, reducing the available coal supply to Eastern generators. Arch now expects domestic U.S. coal exports to increase by at least 15 million tons versus 2009.
     Furthermore, Arch believes that U.S. generator coal stockpile levels have declined by nearly 35 million tons from peak levels in November 2009, and totaled approximately 170 million tons at the end of March. The company also anticipates a smaller build in coal stockpiles during the spring of 2010 compared with prior years. Consequently, Arch believes that generator stockpiles are likely to return to target levels during the second half of 2010.
     While U.S. customer stockpiles remain above target, stockpiles at Powder River Basin customers are already near normal levels, according to third-party estimates. Coal stockpiles in Central Appalachia and in the Western Bituminous region remain above the five-year average as industrial demand in these regions has yet to return to pre-recession levels.
     Over the longer term, approximately 40 million tons of new, incremental annual coal demand will be generated between 2010 and 2012 as 12 gigawatts of new coal-fueled power plants come online in the U.S. More than 6 gigawatts of new coal plants have already come online since 2008, with nearly 1.5 gigawatts beginning operations during the first quarter of 2010. On a global scale, 220 gigawatts of coal-fueled capacity are expected to come online by 2015, translating into an additional 750 million tons of new annual coal demand.
Production and Sales Contract Portfolio
     Arch expects sales volumes from company-controlled operations to be in the 147 million to 155 million ton range for 2010. Sales of metallurgical and pulverized coal injection (PCI) coal – which are included within the company’s full year volume guidance range – are now expected to reach 6 million to 7 million tons. To attain the higher metallurgical coal sales range, the company has begun placing its uncommitted metallurgical coal volumes, and plans to shift coal that was previously planned as steam sales into more profitable metallurgical and PCI markets.
     “We now expect to more than triple our planned metallurgical coal sales in 2010 versus last year, capitalizing on the strength of global metallurgical coal markets,” said Eaves. “In addition, we have plans to expand production of metallurgical grade coal at our Cumberland River complex in Central Appalachia to increase our total metallurgical coal capabilities to approach 8 million tons on an annualized basis, should market conditions warrant.”
     During the first quarter, Arch committed roughly 1.5 million tons of Central Appalachian coal into metallurgical markets for 2010 delivery, at average netback mine prices in the triple digits. In recent weeks, the company has selectively committed coal into metallurgical markets for 2010 delivery, at netback mine prices in the $140 per short ton to $150 per short ton range.
     In the Powder River Basin, Arch signed commitments for its remaining 5 million tons of uncommitted coal for 2010 delivery, at average prices that exceeded the then prevailing applicable forward price curve. The company also signed agreements for less than 5 million tons of coal for 2011 delivery at price premiums to the then prevailing 2011 forward curve.
     “The attractive price levels signed during the first quarter should help to expand Arch’s future profitability,” said Eaves. “At the same time, we remain selective in signing new business to preserve the value of our reserve base and to ensure we obtain satisfactory returns on our capital. We believe this strategy provides the best long-term value for our shareholders.”
     Based on the company’s expected production levels and current sales commitments, Arch has uncommitted volumes of 65 million to 75 million tons in 2011, and uncommitted volumes of 100 million to 110 million tons in 2012. In addition, Arch has approximately 10 million tons of coal committed but not yet priced in 2010 and roughly 20 million tons committed but not yet priced in both 2011 and 2012.
2010 Guidance

     Arch has updated its 2010 earnings guidance as follows:
•	Sales volume from company-controlled operations in the 147 million to 155 million ton range, excluding purchased coal from third parties.

•	Earnings per diluted share on a GAAP basis of between $0.87 and $1.26, which includes non-cash amortization of acquired coal supply agreements. Excluding this non-cash charge, adjusted earnings per diluted share would be in the range of $1.00 to $1.40.

•	Adjusted EBITDA in the $700 million to $790 million range.

•	Capital spending in the $315 million to $335 million range, which reflects new reserve additions in Montana and modest spending for increased metallurgical coal production.

•	Depreciation, depletion and amortization expense (excluding non-cash amortization of acquired coal supply agreements) in the $372 million to $380 million range.
     “We believe that the long-term outlook for U.S. coal remains bright, and that Arch is well positioned to capitalize on expected growth in global and domestic coal consumption in 2010 and beyond,” said Leer. “Our raised earnings guidance this year reflects our confidence in improving coal market fundamentals and in our ability to generate increasing cash flow for the company’s stakeholders.”
     A conference call regarding Arch Coal’s first quarter 2010 financial results will be webcast live today at 11 a.m. E.D.T. The conference call can be accessed via the “investor” section of the Arch Coal Web site (<http://investor.archcoal.com>).
     St. Louis-based Arch Coal is the second largest U.S. coal producer, with revenues of $2.6 billion in 2009. Through its national network of mines, Arch supplies cleaner-burning, low-sulfur coal to U.S. power producers to fuel roughly 8 percent of the nation’s electricity. The company also ships coal to domestic and international steel manufacturers as well as international power producers.
Forward-Looking Statements: This press release contains “forward-looking statements” – that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties arise from changes in the demand for our coal by the domestic electric generation industry; from legislation and regulations relating to the Clean Air Act and other environmental initiatives; from operational, geological, permit, labor and weather-related factors; from fluctuations in the amount of cash we generate from operations; from future integration of acquired businesses; and from numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive or regulatory nature. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. For a description of some of the risks and uncertainties that may affect our future results, you should see the risk factors described from time to time in the reports we file with the Securities and Exchange Commission.
# # #

Arch Coal, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2010	2009
	(Unaudited)

Revenues
Coal sales	$711,874	$681,040

Costs, expenses and other
Cost of coal sales	550,750	547,126
Depreciation, depletion and amortization	88,519	73,269
Amortization of acquired sales contracts, net	10,753	(228)
Selling, general and administrative expenses	27,166	25,114
Change in fair value of coal derivatives and coal trading activities, net	5,877	(528)
Costs related to acquisition of Jacobs Ranch	—	3,350
Other operating income, net	(3,391)	(5,635)

	679,674	642,468

Income from operations	32,200	38,572
Interest expense, net:
Interest expense	(35,083)	(20,018)
Interest income	338	6,468

	(34,745)	(13,550)

Income (loss) before income taxes	(2,545)	25,022
Benefit from income taxes	(775)	(5,550)

Net income (loss)	(1,770)	30,572
Less: Net (income) loss attributable to noncontrolling interest	(26)	7

Net income (loss) attributable to Arch Coal, Inc.	$(1,796)	$30,579

Earnings (loss) per common share
Basic earnings (loss) per common share	$(0.01)	$0.21

Diluted earnings (loss) per common share	$(0.01)	$0.21

Weighted average shares outstanding
Basic	162,372	142,789

Diluted	162,372	142,848

Dividends declared per common share	$0.09	$0.09

Adjusted EBITDA (A) (unaudited)	$131,446	$114,970

(A)	Adjusted EBITDA is defined and reconciled under “Reconciliation of Non-GAAP Measures” later in this release.

Arch Coal, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)

	March 31,	December 31,
	2010	2009
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$50,374	$61,138
Trade accounts receivable	238,770	190,738
Other receivables	31,178	40,632
Inventories	243,158	240,776
Prepaid royalties	42,090	21,085
Deferred income taxes	3,265	—
Coal derivative assets	14,801	18,807
Other	106,776	113,606

Total current assets	730,412	686,782

Property, plant and equipment, net	3,306,175	3,366,186

Other assets
Prepaid royalties	82,358	86,622
Goodwill	113,701	113,701
Deferred income taxes	344,040	354,869
Equity investments	99,924	87,268
Other	136,676	145,168

Total other assets	776,699	787,628

Total assets	$4,813,286	$4,840,596

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$149,243	$128,402
Coal derivative liabilities	2,820	2,244
Deferred income taxes	—	5,901
Accrued expenses and other current liabilities	196,177	227,716
Current maturities of debt and short-term borrowings	243,398	267,464

Total current liabilities	591,638	631,727
Long-term debt	1,540,289	1,540,223
Asset retirement obligations	311,130	305,094
Accrued pension benefits	69,277	68,266
Accrued postretirement benefits other than pension	45,095	43,865
Accrued workers’ compensation	27,990	29,110
Other noncurrent liabilities	113,735	98,243

Total liabilities	2,699,154	2,716,528

Redeemable noncontrolling interest	8,990	8,962

Stockholders’ Equity
Common stock	1,643	1,643
Paid-in capital	1,724,999	1,721,230
Treasury stock, at cost	(53,848)	(53,848)
Retained earnings	449,515	465,934
Accumulated other comprehensive loss	(17,167)	(19,853)

Total stockholders’ equity	2,105,142	2,115,106

Total liabilities and stockholders’ equity	$4,813,286	$4,840,596

Arch Coal, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In thousands)

	Three Months Ended
	March 31,
	2010	2009
	(Unaudited)
Operating activities
Net income (loss)	$(1,770)	$30,572
Adjustments to reconcile to cash provided by operating activities:
Depreciation, depletion and amortization	88,519	73,269
Amortization of acquired sales contracts, net	10,753	(228)
Prepaid royalties expensed	6,599	9,461
Loss (gain) on dispositions of property, plant and equipment	17	(54)
Employee stock-based compensation expense	3,684	3,520
Changes in:
Receivables	(37,013)	(9,005)
Inventories	(2,382)	(14,202)
Coal derivative assets and liabilities	5,547	11,298
Accounts payable, accrued expenses and other current liabilities	(6,844)	(37,891)
Deferred income taxes	150	(14,440)
Other	26,071	4,827

Cash provided by operating activities	93,331	57,127

Investing activities
Capital expenditures	(31,975)	(191,886)
Proceeds from dispositions of property, plant and equipment	95	214
Purchases of investments and advances to affiliates	(10,071)	(5,881)
Additions to prepaid royalties	(23,340)	(20,315)
Reimbursement of deposits on equipment	—	3,209

Cash used in investing activities	(65,291)	(214,659)

Financing activities
Net increase (decrease) in borrowings under lines of credit and commercial paper program	(19,324)	137,265
Net payments on other debt	(4,742)	(5,363)
Debt financing costs	(200)	(4,449)
Dividends paid	(14,623)	(12,862)
Issuance of common stock under incentive plans	85	58

Cash provided by (used in) financing activities	(38,804)	114,649

Decrease in cash and cash equivalents	(10,764)	(42,883)
Cash and cash equivalents, beginning of period	61,138	70,649

Cash and cash equivalents, end of period	$50,374	$27,766

Arch Coal, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measures
(In thousands)
Included in the accompanying release, we have disclosed certain non-GAAP measures as defined by Regulation G. The following reconciles these items to net income and cash flows as reported under GAAP.
Adjusted EBITDA
Adjusted EBITDA is defined as net income attributable to the Company before the effect of net interest expense, income taxes, depreciation, depletion and amortization and the amortization of acquired sales contracts, net. Adjusted EBITDA may also be adjusted for items that may not reflect the trend of future results.
Adjusted EBITDA is not a measure of financial performance in accordance with generally accepted accounting principles, and items excluded to calculate Adjusted EBITDA are significant in understanding and assessing our financial condition. Therefore, Adjusted EBITDA should not be considered in isolation nor as an alternative to net income, income from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under generally accepted accounting principles. We believe that Adjusted EBITDA presents a useful measure of our ability to service and incur debt based on ongoing operations. Furthermore, analogous measures are used by industry analysts to evaluate operating performance. In addition, acquisition-related expenses are excluded to make results more comparable between periods. Investors should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies. The table below shows how we calculate Adjusted EBITDA.

	Three Months Ended March 31,
	2010	2009
	(Unaudited)
Net income (loss)	$(1,770)	$30,572
Income tax benefit	(775)	(5,550)
Interest expense, net	34,745	13,550
Depreciation, depletion and amortization	88,519	73,269
Amortization of acquired sales contracts, net	10,753	(228)
Costs related to acquisition of Jacobs Ranch	—	3,350
Net (income) loss attributable to noncontrolling interest	(26)	7

Adjusted EBITDA	$131,446	$114,970

Adjusted net income and adjusted diluted earnings per common share
Adjusted net income and adjusted diluted earnings per common share are adjusted for the after-tax impact of acquisition- related expenses and are not measures of financial performance in accordance with generally accepted accounting principles. Adjustments made to arrive at these amounts are significant in understanding and assessing our financial condition. Therefore, adjusted net income and adjusted diluted earnings per share should not be considered in isolation nor as an alternative to net income or diluted earnings per common share under generally accepted accounting principles. We believe that adjusted net income and adjusted diluted earnings per common share better reflect the trend of future results.

	Three Months Ended March 31,
	2010	2009
	(Unaudited)
Net income (loss) attributable to Arch Coal	$(1,796)	$30,579

Amortization of acquired sales contracts, net	10,753	(228)
Costs related to acquisition of Jacobs Ranch	—	3,350
Tax impact of adjustments	(3,925)	(1,140)

Adjusted net income attributable to Arch Coal	$5,032	$32,561

Diluted weighted average shares outstanding	162,372	142,848

Adjusted diluted earnings per share	$0.03	$0.23

Free Cash Flow
Free cash flow is defined as operating cash flows minus capital expenditures and is not a measure of cash flow in accordance with generally accepted accounting principles. We use free cash flow as a measure of our ability to make investments, acquisitions and payments to our debt and equity security holders. Free cash flow should not be considered in isolation, nor as an alternative to cash flows generated from operations.

Three Months Ended
March 31, 2010
(Unaudited)
Cash provided by operating activities	$93,331
Capital expenditures	(31,975)

Free cash flow	$61,356

Arch Coal, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measures
(In thousands)
Reconciliation of 2010 Targets
Adjusted EBITDA

	Targeted Results
	Year Ended
	December 31, 2010
	Low	High
	(Unaudited)
Net income attributable to Arch Coal, Inc.	$141,500	$205,000
Income tax expense	13,500	36,000
Interest expense, net	139,000	135,000
Depreciation, depletion and amortization	372,000	378,000
Amortization of acquired sales contracts, net	34,000	36,000

Adjusted EBITDA	$700,000	$790,000

Adjusted net income and adjusted diluted earnings per share

	Targeted Results
	Year Ended
	December 31, 2010
	Low	High
	(Unaudited)
Net income attributable to Arch Coal	$141,500	$205,000
Amortization of acquired sales contracts, net	34,000	36,000
Tax impact of adjustments	(12,410)	(13,140)

Adjusted net income attributable to Arch Coal	$163,090	$227,860

Diluted weighted average shares outstanding	163,000	163,000

Adjusted diluted earnings per share	$1.00	$1.40